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                                                                     EXHIBIT 4.6

                        MELITA INTERNATIONAL CORPORATION
                             1997 STOCK OPTION PLAN
                         STOCK OPTION GRANT CERTIFICATE

     divine, inc., a Delaware corporation (the "COMPANY"), hereby grants to the optionee named below ("OPTIONEE") an option (this "OPTION") to purchase the total number of shares shown below of Common Stock of the Company (the "SHARES") at the exercise price per share set forth below (the "EXERCISE PRICE"), subject to all of the terms and conditions on the reverse side of this Stock Option Grant Certificate and the Melita International Corporation 1997 Stock Option Plan (the "PLAN"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference.

In witness whereof, this Stock           Shares Subject to Option: ___              Optionee hereby acknowledges
Option Grant has been executed                                                      receipt of a copy of the Plan,
by the Company by a duly                 Exercise Price Per Share: ____             represents that Optionee has read
authorized officer as of the date                                                   and understands the terms and
specified hereon.                        Term of Option: ___                        provisions of the Plan, and accepts
                                                                                    this Option subject to all the terms
divine, inc.                             Years expiring ______                      and conditions of the Plan and this
                                                                                    Stock Option Grant Certificate.
By                                       Shares subject to issuance under this      Optionee acknowledges that there
   -------------------------------       Option shall be eligible for exercise      may be adverse tax consequences
                                         according to the vesting schedule          upon exercise of this Option or
Date of Grant:                           described in Section 10 on the reverse     disposition of the Shares and that
Type of Stock Option:                    of this Stock Option Grant certificate.    Optionee should consult a tax
[  ]     Incentive                                                                  adviser prior to such exercise or
[  ]     Non-Qualified                   Vesting Extension Period:                  disposition.
                                         _______ Months
                                         _______ Not Applicable                     --------------------------
                                                                                    Signature of Optionee
                                         Vesting: Four Year Performance
                                         Vesting                                    ------------------------
                                                                                    Print Name of Optionee

     1. EXERCISE PERIOD OF OPTION. Subject to the terms and conditions of this Option and the Plan, and unless otherwise modified by a written modification signed by the Company and Optionee, this Option may be exercised with respect to all of the Shares, but only according to the vesting schedule specified on the obverse side of this Stock Option Grant Certificate and as described in Section 10 below, prior to the date that is the last day of the Term set forth on the face hereof following the date of grant (hereinafter "EXPIRATION DATE").

     2. RESTRICTIONS ON EXERCISE. This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933, as amended, and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company's Common Stock may be listed at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares with the Securities and Exchange Commission ("SEC"), any state

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securities commission or any stock exchange or national market system to effect such compliance.

     3. TERMINATION OF OPTION. Except as provided below in this Section, this Option may not be exercised after the date that is thirty (30) days after Optionee ceases to perform services for the Company, or any Parent or Subsidiary. Optionee shall be considered to perform services for the Company, or any Parent or Subsidiary, for all purposes under this Section and Section 10 hereof, if Optionee is an officer or full-time employee of the Company, or any Parent or Subsidiary, or if the Committee determines that Optionee is rendering substantial services as a part-time employee, consultant, contractor or advisor to the Company, or any Parent or Subsidiary. The Committee shall have discretion to determine whether Optionee has ceased to perform services for the Company, or any Parent or Subsidiary, and the effective date on which such services cease (the "TERMINATION DATE"). Notwithstanding anything contained herein to the contrary, if the corporate position of Optionee is, at any time, altered or revised such that Optionee's responsibilities are materially reduced or decreased for any reason, as determined by the Committee in its sole discretion, the vesting of Shares under Section 10 shall cease, effective as of the date of such reduction in Optionee's employment responsibilities; provided, however, except as otherwise provided in this Option and the Plan, Optionee shall have the right to exercise this Option with respect to Shares that have vested under
Section 10 as of the date of such reduction of Optionee's responsibilities.

     (a) TERMINATION GENERALLY. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, for any reason, except death or disability (within the meaning of Code Section 22(e)(3)), this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached thereto, thirty (30) days following the Termination Date, but in no event later than the Expiration Date.

     (b) DEATH OR DISABILITY. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the death or disability of Optionee (as determined by the Committee in its sole discretion), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or, in the event of Optionee's death, by Optionee's legal representative) within ninety (90) days after the Termination Date, but in no event later than the Expiration Date.

     (c) NO RIGHT TO EMPLOYMENT. Nothing in the Plan or this Stock Option Grant Certificate shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company, or any Parent or Subsidiary, or limit in any way the right of the Company, or any Parent or Subsidiary, to terminate Optionee's employment or other relationship at any time, with or without cause.

     4.  MANNER OF EXERCISE.

     (a) EXERCISE AGREEMENT. This Option shall be exercisable by delivery to the Company of an executed Exercise and Shareholder Agreement ("EXERCISE AGREEMENT") in the form of the Exercise Agreement delivered to Optionee, if

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     applicable, or in such other form as may be approved or accepted by the
     Company, which shall set forth Optionee's election to exercise this Option with respect to some or all of the Shares, the number of Shares being purchased, any restrictions imposed on the Shares, and such other representations and agreements as may be required by the Company to comply with applicable securities laws.

     (b) EXERCISE PRICE. Such Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares may be made in U.S. dollars in cash (by check).

     (c) WITHHOLDING TAXES. Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable federal or state withholding obligations of the Company.

     (d) ISSUANCE OF SHARES. Provided that such Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares to be issued in the name of Optionee or Optionee's legal representative.

     5. NOTICE OF DISQUALIFYING DISPOSITION OF ISO SHARES. If this Option is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of: (a) the date two (2) years after the Date of Grant, or (b) the date one (1) year after exercise of the ISO, with respect to the Shares to be sold or disposed, Optionee shall immediately notify the Company in writing of such sale or disposition. Optionee acknowledges and agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from any such early disposition by payment in cash or out of the current wages or earnings payable to Optionee.

     6. NONTRANSFERABILITY OF OPTION. This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, and may be exercised during Optionee's lifetime only by Optionee. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.

     7. TAX CONSEQUENCES. OPTIONEE UNDERSTANDS THAT THE GRANT AND EXERCISE OF THIS OPTION, AND THE SALE OF SHARES OBTAINED THROUGH THE EXERCISE OF THIS OPTION, MAY HAVE TAX IMPLICATIONS THAT COULD RESULT IN ADVERSE TAX CONSEQUENCES TO OPTIONEE. OPTIONEE REPRESENTS THAT OPTIONEE HAS CONSULTED WITH, OR WILL CONSULT WITH, HIS OR HER TAX ADVISOR AND OPTIONEE FURTHER ACKNOWLEDGES THAT OPTIONEE IS NOT RELYING ON THE COMPANY OR ANY EMPLOYEE, OFFICER, OR DIRECTOR OF, OR COUNSEL OR ACCOUNTANTS FOR, THE COMPANY FOR ANY TAX, FINANCIAL, OR LEGAL ADVICE.

     8. INTERPRETATION. Any dispute regarding the interpretation of this Stock Option Grant Certificate shall be submitted by Optionee or the Company to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

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     9.  ENTIRE AGREEMENT. The Plan and the Exercise Agreement are incorporated herein by this reference. Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, shareholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates. This Stock Option Grant Certificate, the Plan and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior undertakings and agreements with respect to the subject matter hereof.

     10. VESTING AND EXERCISE OF SHARES. Subject to the terms of the Plan, this Option and the Exercise Agreement, the Shares issued pursuant to the exercise of this Stock Option Grant Certificate shall be subject to the vesting restrictions selected on the obverse side of this Option and defined below. For purposes of this Section, "CONTINUOUS SERVICE" means a period of continuous performance of services by Optionee for the Company, a Parent, or a Subsidiary, beginning on and after the Effective Date, February 7, 1997, or such other date as is established by the Committee, as determined by the Committee.

     Four Year Performance Vesting: Optionee may exercise this Option with respect to the percentage of Shares set forth below only after Optionee has completed the following periods of Continuous Service following the date of grant:

     (a) After twelve (12) months of Continuous Service, up to twenty-five percent (25%) of the Shares, provided that the Year One Performance Objectives, set forth below, have been achieved, in the sole judgment of the Committee; further provided, that if the Year One Performance Objectives have not been achieved, Optionee may exercise this Option with respect to the aforementioned 25% of the Shares only upon completion of forty-eight months of Continuous Service.

     YEAR ONE PERFORMANCE OBJECTIVES:







     (b) After twenty-four (24) months of Continuous Service, an additional twenty-five percent (25%) of the Shares (over and above those subject to Subsection (a) above), provided that the Year Two Performance Objectives, set forth below, have been achieved, in the sole judgment of the Committee; further provided, that if the Year Two Performance Objectives have not been achieved, Optionee may exercise this Option with respect to the aforementioned 25% of the Shares only upon completion of forty-eight months of Continuous Service.

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     YEAR TWO PERFORMANCE OBJECTIVES:






     (c) After thirty-six (36) months of Continuous Service, an additional twenty-five percent (25%) of the Shares: and

     (d) After forty-eight (48) months of Continuous Service, up to one hundred percent (100%) of the Shares; provided, however, that for any Optionee who has not continuously performed services for the Company, a Parent or a Subsidiary for at least six months prior to the Date of Grant, each of the periods referred to in clauses (a) through (d) shall be extended by the number of months equal to the difference between (i) six months and (ii) the number of months of Continuous Service prior to the Date of Grant (the "VESTING EXTENSION PERIOD"), as indicated on the obverse hereof.

Notwithstanding the above, an Optionee shall become one hundred percent (100%) vested and shall be entitled to exercise the Option as to one hundred percent (100%) of the Shares granted pursuant to this Stock Option Grant Certificate upon a Change of Control of the Company, as defined in Section 17 of the Plan.

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